Exhibit 99.1

Policy, Government and Public Affairs Chevron Corporation P.O. Box 6078 San Ramon, CA 94583-0778 www.chevron.com
NEWS RELEASE

EXHIBIT 99.1 FOR RELEASE AT 5:30 AM PDT OCTOBER 30, 2009
CHEVRON REPORTS THIRD QUARTER NET INCOME OF $3.83 BILLION,
DOWN 51 PERCENT FROM $7.89 BILLION IN THIRD QUARTER 2008
•	Upstream earnings of $3.64 billion decline 41 percent on lower prices for crude oil and natural gas

•	Net oil-equivalent production increases nearly 11 percent from year ago due mainly to ramp-up of new projects

•	Downstream earnings of $194 million fall 89 percent on weak refined-product margins
     SAN RAMON, Calif., October 30, 2009 — Chevron Corporation (NYSE: CVX) today reported earnings of $3.83 billion ($1.92 per share — diluted) for the third quarter 2009, compared with $7.89 billion ($3.85 per share — diluted) in the 2008 third quarter. Earnings in the 2009 period included gains of approximately $400 million ($0.20 per share) from asset sales and tax items. Foreign-currency effects reduced earnings in the 2009 quarter by $170 million, compared with a benefit to income of $303 million a year earlier.
     For the first nine months of 2009, earnings were $7.41 billion ($3.71 per share — diluted), down 61 percent from $19.04 billion ($9.23 per share — diluted) in the first nine months of 2008.
     Sales and other operating revenues in the third quarter 2009 were $45 billion, compared with $76 billion in the year-ago quarter. For the first nine months of 2009, sales and other operating revenues were $120 billion versus $222 billion in the corresponding 2008 period. The decline in both comparative periods was primarily due to lower prices for crude oil, natural gas and refined products.
Earnings Summary

	Three Months		Nine Months
	Ended Sept. 30		Ended Sept. 30
Millions of Dollars	2009	2008	2009	2008

Earnings by Business Segment
Upstream — Exploration and Production	$3,640	$6,182	$6,428	$18,558
Downstream — Refining, Marketing and Transportation	194	1,831	1,178	1,349
Chemicals	164	70	311	154
All Other	(167)	(190)	(504)	(1,025)

Total (1) (2)	$3,831	$7,893	$7,413	$19,036

(1) Includes foreign currency effects	$(170)	$303	$(677)	$384
(2) Net income attributable to Chevron Corporation (See Attachment 1)
     “Our net oil-equivalent production this quarter was nearly 11 percent higher than the same quarter a year ago,” said Chairman and CEO Dave O’Reilly. “This operational success helped mitigate a decline in earnings that was driven by sharply lower prices for crude oil and natural gas.”
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     “In our downstream operations, we continued to experience weak margins on the sale of gasoline and other refined products. Weak demand and plentiful supply affected all our major markets,” O’Reilly added. “Our refinery reliability remains high, and we continue to focus on the safe and efficient operation of our network.”
     O’Reilly said continued aggressive cost-management efforts companywide in the first nine months of 2009 contributed to about a 13 percent decrease in recurring operating, selling, general and administrative expenses from the same period a year earlier.
     In additional comments on upstream activities, O’Reilly said the recent final investment decision to develop the Gorgon LNG project represented a major milestone in the company’s strategy to commercialize its significant natural gas resource base in Australia. Additional achievements in recent months included:
     Australia
•	Discoveries of natural gas in the Carnarvon Basin off the northwest coast in the 67 percent-owned Block WA-205-P, the 50 percent-owned Block WA-365-P and the 50 percent-owned Block WA-374-P, all Chevron-operated.

•	Agreements signed with two companies to join Chevron’s planned Wheatstone LNG project as combined 25 percent owners and suppliers of natural gas for the project’s first two LNG trains.
     Angola
•	Start-up of the 31 percent-owned and operated deepwater Tombua-Landana project in Block 14, which is expected to reach maximum total production of approximately 100,000 barrels of crude oil per day in 2011.

•	Discovery of crude oil and natural gas offshore in the 39 percent-owned and operated Block 0 concession, extending a trend of earlier discoveries in the Greater Vanza Longui Area.
UPSTREAM — EXPLORATION AND PRODUCTION
     Worldwide net oil-equivalent production was 2.70 million barrels per day in the third quarter 2009, up 259,000 from 2.44 million barrels per day in the 2008 period. The increase was driven primarily by project start-ups since last year’s third quarter.
     U.S. Upstream

	Three Months		Nine Months
	Ended Sept. 30		Ended Sept. 30
Millions of Dollars	2009	2008	2009	2008

Earnings	$878	$2,187	$1,172	$5,977

     U.S. upstream earnings of $878 million in the third quarter 2009 were down $1.3 billion from a year earlier. The effects of sharply lower prices for crude oil and natural gas, lower gains on asset sales and higher depreciation expense were partially offset by the benefits of increased production and lower operating expenses.
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     The company’s average sales price per barrel of crude oil and natural gas liquids was approximately $60 in the 2009 quarter, compared with $107 a year ago. The average sales price of natural gas was $3.28 per thousand cubic feet, down from $8.64 in last year’s third quarter.
     Net oil-equivalent production of 745,000 barrels per day in the third quarter 2009 was up 98,000 barrels per day, or about 15 percent, from a year earlier. The increase in production was primarily associated with start-up of the Blind Faith Field in late 2008 and the Tahiti Field in second quarter 2009, along with the restoration of volumes that were offline in September 2008 due to hurricanes in the Gulf of Mexico. The net liquids component of production was up 24 percent to 509,000 barrels per day in the 2009 third quarter, while net natural-gas production of 1.42 billion cubic feet per day was down about 1 percent from a year ago.
     International Upstream

	Three Months		Nine Months
	Ended Sept. 30		Ended Sept. 30
Millions of Dollars	2009	2008	2009	2008

Earnings*	$2,762	$3,995	$5,256	$12,581

*Includes foreign currency effects	$(81)	$316	$(524)	$229
     International upstream earnings of $2.8 billion decreased $1.2 billion from the third quarter 2008 due mainly to the impact of lower prices for crude oil and natural gas, partially offset by an increase in sales volumes of crude oil and about $400 million of gains from asset sales and tax items related to the Gorgon project in Australia. Foreign-currency effects decreased earnings by $81 million in the 2009 quarter, compared with an increase of $316 million a year earlier.
     The average sales price for crude oil and natural gas liquids in the 2009 quarter was $62 per barrel, compared with $103 a year earlier. The average price of natural gas was $3.92 per thousand cubic feet, down from $5.37 in last year’s third quarter.
     Net oil-equivalent production of 1.96 million barrels per day in the third quarter 2009 was up 9 percent, or 160,000 barrels per day, from a year ago. The increase included approximately 220,000 barrels per day associated with two projects — Agbami in Nigeria, which commenced operations in the third quarter of last year and expansion at Tengiz in Kazakhstan. Partially offsetting this increase was the effect of civil unrest in Nigeria. The net liquids component of production increased about 15 percent from a year ago to 1.38 million barrels per day, while net natural-gas production declined about 4 percent to 3.48 billion cubic feet per day.
DOWNSTREAM — REFINING, MARKETING AND TRANSPORTATION
     U.S. Downstream

	Three Months		Nine Months
	Ended Sept. 30		Ended Sept. 30
Millions of Dollars	2009	2008	2009	2008

Earnings	$34	$1,014	$72	$336

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     U.S. downstream earned $34 million in the third quarter 2009, compared with $1.0 billion a year earlier. The decline was mainly the result of significantly weaker margins on the sale of gasoline and other refined products. Operating expenses were lower between periods.
     Refinery crude-input of 879,000 barrels per day in the third quarter 2009 decreased 43,000 barrels per day from the year-ago period, primarily due to the effects of a planned shutdown in this year’s third quarter at the refinery in Richmond, California.
     Refined-product sales of 1.42 million barrels per day were essentially unchanged from the third quarter of 2008. Branded gasoline sales increased 4 percent to 623,000 barrels per day.
     International Downstream

	Three Months		Nine Months
	Ended Sept. 30		Ended Sept. 30
Millions of Dollars	2009	2008	2009	2008

Earnings*	$160	$817	$1,106	$1,013

*Includes foreign currency effects	$(97)	$63	$(187)	$220
     International downstream earned $160 million in the third quarter 2009, compared with $817 million a year earlier. The decline was associated mainly with narrower margins on the sale of gasoline and other refined products. Operating expenses were lower between periods. Foreign-currency effects reduced earnings by $97 million in the 2009 quarter, compared with a benefit of $63 million in the same period last year.
     Refinery crude-input was 985,000 barrels per day in the 2009 third quarter, up 9,000 barrels per day from the year-ago period.
     Total refined-product sales of 1.82 million barrels per day in the 2009 third quarter were 9 percent lower than a year earlier, due mainly to asset sales since the third quarter of last year. Excluding the impact of asset sales, sales volumes were down 2 percent between periods on lower demand for jet fuel and fuel oil.
CHEMICALS

	Three Months		Nine Months
	Ended Sept. 30		Ended Sept. 30
Millions of Dollars	2009	2008	2009	2008

Earnings*	$164	$70	$311	$154

*Includes foreign currency effects	$1	$(5)	$14	$(5)
     Chemical operations earned $164 million in the third quarter of 2009, compared with $70 million in the year-ago period. Earnings of the 50 percent-owned Chevron Phillips Chemical Company LLC (CPChem) and Chevron’s Oronite subsidiary were both higher between periods. For CPChem, a benefit from lower utility costs was partially offset by lower margins on the sale of commodity chemicals. For Oronite, margins on the sales of lubricant and fuel additives were higher between periods.
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ALL OTHER

	Three Months		Nine Months
	Ended Sept. 30		Ended Sept. 30
Millions of Dollars	2009	2008	2009	2008

Net Charges*	$(167)	$(190)	$(504)	$(1,025)

*Includes foreign currency effects	$7	$(71)	$20	$(60)
     All Other consists of mining operations, power generation businesses, worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities, alternative fuels and technology companies.
     Net charges in the third quarter 2009 were $167 million, compared with $190 million in the year-ago period. Foreign-currency effects reduced net charges by $7 million in the 2009 quarter, compared with a $71 million increase in net charges last year. Other net charges were higher between periods.
CAPITAL AND EXPLORATORY EXPENDITURES
     Capital and exploratory expenditures in the first nine months of 2009 were $16.0 billion, compared with $15.8 billion in the corresponding 2008 period. The amounts included approximately $900 million in 2009 and $1.6 billion in 2008 for the company’s share of expenditures by affiliates, which did not require cash outlays by the company. Expenditures for upstream projects represented 80 percent of the companywide total in 2009.
# # #
NOTICE
     Chevron’s discussion of third quarter 2009 earnings with security analysts will take place on Friday, October 30, 2009, at 8:00 a.m. PDT. A webcast of the meeting will be available in a listen-only mode to individual investors, media, and other interested parties on Chevron’s Web site at www.chevron.com under the “Investors” section. Additional financial and operating information will be contained in the Earnings Supplement that will be available under “Events and Presentations” in the “Investors” section on the Web site.
     Chevron will post selected fourth quarter 2009 interim performance data for the company and industry on its Web site on Monday, January 11, 2010, at 2:00 p.m. PST. Interested parties may view this interim data at www.chevron.com under the “Investors” section.
CAUTIONARY STATEMENT RELEVANT TO FORWARD-LOOKING INFORMATION
FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE
PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This press release contains forward-looking statements relating to Chevron’s operations that are based on management’s current expectations, estimates and projections about the petroleum, chemicals, and other energy-related industries. Words such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “projects,” “believes,” “seeks,” “schedules,” “estimates,” “budgets” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond the company’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are crude-oil and natural-gas prices; refining, marketing and chemicals margins; actions of competitors or regulators; timing of exploration expenses; timing of crude-oil liftings, the competitiveness of alternate-energy
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sources or product substitutes; technological developments; the results of operations and financial condition of equity affiliates; the inability or failure of the company’s joint-venture partners to fund their share of operations and development activities; the potential failure to achieve expected net production from existing and future crude-oil and natural-gas development projects; potential delays in the development, construction or start-up of planned projects; the potential disruption or interruption of the company’s net production or manufacturing facilities or delivery/transportation networks due to war, accidents, political events, civil unrest, severe weather or crude-oil production quotas that might be imposed by the Organization of Petroleum Exporting Countries (OPEC); the potential liability for remedial actions or assessments under existing or future environmental regulations and litigation; significant investment or product changes under existing or future environmental statutes, regulations and litigation; the potential liability resulting from pending or future litigation; the company’s acquisition or disposition of assets; gains and losses from asset dispositions or impairments; government-mandated sales, divestitures, recapitalizations, industry-specific taxes, changes in fiscal terms or restrictions on scope of company operations; foreign-currency movements compared with the U.S. dollar; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; and the factors set forth under the heading “Risk Factors” on pages 30 and 31 of the company’s 2008 Annual Report on Form 10-K. In addition, such statements could be affected by general domestic and international economic and political conditions. Unpredictable or unknown factors not discussed in this press release could also have material adverse effects on forward-looking statements.
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Attachment 1
CHEVRON CORPORATION — FINANCIAL REVIEW
(Millions of Dollars, Except Per-Share Amounts)

CONSOLIDATED STATEMENT OF INCOME	Three Months		Nine Months
(unaudited)	Ended September 30		Ended September 30
	2009	2008(1)	2009	2008(1)

REVENUES AND OTHER INCOME
Sales and other operating revenues (2)	$45,180	$76,192	$119,814	$221,813
Income from equity affiliates	1,072	1,673	2,418	4,480
Other income	373	1,002	728	1,509

Total Revenues and Other Income	46,625	78,867	122,960	227,802

COSTS AND OTHER DEDUCTIONS
Purchased crude oil and products	26,969	49,238	71,047	147,822
Operating, selling, general and administrative expenses (3)	5,580	6,954	16,155	19,643
Exploration expenses	242	271	1,061	831
Depreciation, depletion and amortization	2,988	2,449	8,954	6,939
Taxes other than on income (2)	4,644	5,614	13,008	16,756
Interest and debt expense	14	—	28	—

Total Costs and Other Deductions	40,437	64,526	110,253	191,991

Income Before Income Tax Expense	6,188	14,341	12,707	35,811
Income tax expense	2,342	6,416	5,246	16,681

Net Income	3,846	7,925	7,461	19,130
Less: Net income attributable to noncontrolling interests	15	32	48	94

NET INCOME ATTRIBUTABLE TO CHEVRON CORPORATION	$3,831	$7,893	$7,413	$19,036

PER-SHARE OF COMMON STOCK (4)
Net Income Attributable to Chevron Corporation
- Basic	$1.92	$3.88	$3.72	$9.29
- Diluted	$1.92	$3.85	$3.71	$9.23
Dividends	$0.68	$0.65	$1.98	$1.88

Weighted Average Number of Shares Outstanding (000’s)
- Basic	1,992,452	2,032,433	1,991,733	2,049,812
- Diluted	2,000,586	2,044,616	1,999,925	2,063,149

(1) Amounts have been reclassified in the consolidated financial statements to reflect the adoption of a new accounting standard for noncontrolling interests effective January 1, 2009.

(2) Includes excise, value-added and similar taxes.	$2,079	$2,577	$6,023	$7,766

(3)   Decrease between the nine-month comparative periods is 18 percent. Excluding the impact of nonrecurring items mainly in the 2008 period associated with hurricane damages and a contract settlement, the decline is 13 percent.

(4) Amounts are calculated on a basis consistent with prior periods, using “Net Income Attributable to Chevron Corporation.”
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Attachment 2
CHEVRON CORPORATION - FINANCIAL REVIEW
(Millions of Dollars)
(unaudited)

	Three Months		Nine Months
EARNINGS BY MAJOR OPERATING AREA	Ended September 30		Ended September 30
	2009	2008	2009	2008
Upstream — Exploration and Production
United States	$878	$2,187	$1,172	$5,977
International	2,762	3,995	5,256	12,581

Total Exploration and Production	3,640	6,182	6,428	18,558

Downstream — Refining, Marketing and Transportation
United States	34	1,014	72	336
International	160	817	1,106	1,013

Total Refining, Marketing and Transportation	194	1,831	1,178	1,349

Chemicals	164	70	311	154
All Other (1)	(167)	(190)	(504)	(1,025)

Total (2)	$3,831	$7,893	$7,413	$19,036

SELECTED BALANCE SHEET ACCOUNT DATA	Sept. 30, 2009	Dec. 31, 2008
Cash and Cash Equivalents	$7,568	$9,347
Marketable Securities	$121	$213
Total Assets	$162,561	$161,165
Total Debt	$10,542	$8,901
Total Chevron Corporation Stockholders’ Equity	$90,646	$86,648

	Three Months		Nine Months
	Ended September 30		Ended September 30
	2009	2008	2009	2008
CAPITAL AND EXPLORATORY EXPENDITURES (3)
United States
Upstream — Exploration and Production	$662	$1,296	$2,474	$3,986
Downstream — Refining, Marketing and Transportation	446	497	1,369	1,397
Chemicals	57	195	131	322
All Other (1)	100	153	256	418

Total United States	1,265	2,141	4,230	6,123

International
Upstream — Exploration and Production	2,698	2,938	10,070	8,661
Downstream — Refining, Marketing and Transportation	610	395	1,653	949
Chemicals	23	18	57	40
All Other (1)	—	1	1	4

Total International	3,331	3,352	11,781	9,654

Worldwide	$4,596	$5,493	$16,011	$15,777

(1)   Includes mining operations, power generation businesses, worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities, alternative fuels and technology companies.

(2) Net Income Attributable to Chevron Corporation (See Attachment 1)

(3) Includes interest in affiliates:

United States	$65	$211	$145	$383
International	281	435	778	1,204

Total	$346	$646	$923	$1,587

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Attachment 3
CHEVRON CORPORATION — FINANCIAL REVIEW

	Three Months		Nine Months
	Ended September 30		Ended September 30
	2009	2008	2009	2008

OPERATING STATISTICS (1)
NET LIQUIDS PRODUCTION (MB/D):
United States	509	409	472	428
International	1,350	1,167	1,352	1,201

Worldwide	1,859	1,576	1,824	1,629

NET NATURAL GAS PRODUCTION (MMCF/D): (2)
United States	1,420	1,431	1,398	1,561
International	3,475	3,618	3,570	3,669

Worldwide	4,895	5,049	4,968	5,230

OTHER PRODUCTION — OIL SANDS (INTERNATIONAL) (MB/D):	27	26	26	26

TOTAL NET OIL-EQUIVALENT PRODUCTION (MB/D): (3)
United States	745	647	705	688
International	1,957	1,796	1,973	1,838

Worldwide	2,702	2,443	2,678	2,526

SALES OF NATURAL GAS (MMCF/D):
United States	5,832	7,142	5,974	7,591
International	4,035	4,224	4,084	4,201

Worldwide	9,867	11,366	10,058	11,792

SALES OF NATURAL GAS LIQUIDS (MB/D):
United States	161	155	158	156
International	104	105	110	122

Worldwide	265	260	268	278

SALES OF REFINED PRODUCTS (MB/D):
United States	1,416	1,422	1,420	1,413
International (4)	1,822	2,008	1,867	2,042

Worldwide	3,238	3,430	3,287	3,455

REFINERY INPUT (MB/D):
United States	879	922	913	878
International	985	976	980	965

Worldwide	1,864	1,898	1,893	1,843

(1) Includes interest in affiliates.

(2) Includes natural gas consumed in operations (MMCF/D):

United States	56	69	57	77
International (5)	455	434	467	447

(3)   Oil-equivalent production is the sum of net liquids production, net gas production and oil sands production. The oil-equivalent gas conversion ratio is 6,000 cubic feet of natural gas = 1 barrel of crude oil.

(4) Includes share of affiliate sales (MB/D):	519	501	504	503

(5) 2008 conformed to the 2009 presentation